Mail Stop 3561
								August 11, 2005


Via US Mail and Facsimile

Ms. Andrea Scheidel
Vice President and Controller
MidAmerican Energy Holdings Company
302 South 36th Street, Suite 400
Omaha, NE  68131

Re:	CE Generation, LLC
	Form 10-K for the Year Ended December 31, 2004
	Form 10-Q for the Quarterly Period Ended March 31, 2005
	File No. 333-89521

Dear Ms. Scheidel:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      Sincerely,



								Michael Moran
								Branch Chief

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Ms. Andrea Scheidel
MidAmerican Energy Holdings Company
August 9, 2005
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